Exhibit 99.2
HIGHLAND CELLULAR, LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,571	$658,482
Accounts receivable, net of allowance for doubtful accounts	2,237,606	2,266,566
Other receivables	764,434	708,521
Subscriber equipment inventory	1,056,548	923,716
Prepaid expenses	237,803	225,824
Fair value of interest rate swap	—	222,235

Total current assets	4,309,962	5,005,344

PROPERTY, PLANT AND EQUIPMENT, net	23,941,674	22,703,198

OTHER ASSETS:
Cellular communications licenses	3,851,325	3,529,707
Investments	1,010,880	968,880
Deferred costs and other non-current assets	1,119,265	1,296,930

Total other assets	5,981,470	5,795,517

Total assets	34,233,106	33,504,059

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	1,765,126	1,069,041
Accrued expenses and other	1,887,606	3,501,943
Current portion of capital lease obligation	—	580,000

Total current liabilities	3,652,732	5,150,984

OTHER LIABILITIES:
Long-term debt, net of current portion	24,474,511	27,000,000
Capital lease obligation, net of current portion	—	1,429,667
Subordinated debt, including accrued interest	12,096,430	11,108,966

Total liabilities	40,223,673	44,689,617

MEMBERS’ DEFICIT:
Members’ deficit	(5,990,567)	(11,407,793)
Accumulated other comprehensive income	—	222,235

Total members’ deficit	(5,990,567)	(11,185,558)

Total liabilities and members’ deficit	$34,233,106	$33,504,059

The accompanying notes are an integral part of these condensed consolidated financial statements.

HIGHLAND CELLULAR, LLC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Nine months ended September 30,
	2006	2005
	(Unaudited)
REVENUES:
Subscriber	$19,234,255	$16,411,067
Roaming	6,124,870	4,704,121
Equipment and accessory sales	6,028,049	4,291,482

Total revenues	31,387,174	25,406,670

COSTS AND EXPENSES:
Cost of service	7,572,425	7,512,832
General and administrative	6,053,905	5,455,892
Sales and marketing	2,612,494	2,625,926
Cost of equipment	2,980,901	2,689,783
Depreciation and amortization	2,794,634	2,543,723

Total costs and expenses	22,014,359	20,828,156

Income from operations	9,372,815	4,578,514

Interest expense	(2,495,589)	(2,402,341)

NET INCOME	$6,877,226	$2,176,173

The accompanying notes are an integral part of these condensed consolidated financial statements.

HIGHLAND CELLULAR, LLC AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005

	2006	2005
	(Unaudited)
Cash flows from operating activities
Net income	$6,877,226	$2,176,173
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,794,634	2,543,723
Participation certificates	44,000	—
Provision for doubtful accounts	375,000	184,000
Subordinated debt interest	987,464	876,722
Net loss on sales of equipment	—	46,444
Changes in operating assets and liabilities
Accounts receivable	(346,040)	(1,066,601)
Subscriber equipment inventory	(132,832)	(488,452)
Prepaid expenses and other current assets	(67,892)	20,499
Accounts payable and accrued expenses	(163,808)	475,132
Other assets	(63,793)	(192,059)

Net cash provided by operating activities	10,303,959	4,575,581

Cash flows from investing activities
Purchases of property and equipment	(4,019,452)	(2,505,155)
Purchase of PCS licenses	(321,618)	—
Proceeds from the sale of property and equipment	159,249	313,428

Net cash used by investing activities	(4,181,821)	(2,191,727)

Cash flows from investing activities
Net payments on line of credit	(2,525,489)	(355,061)
Principal payments on capital lease obligations	(2,009,666)	(455,101)
Repayments from S-T loan from Parent Co.	—	(1,700,000)
Costs related to refinancing	(17,449)	—
Distribution to member	(2,214,445)	—

Net cash used in financing activities	(6,767,049)	(2,510,162)

Decrease in cash	(644,911)	(126,308)

Cash and cash equivalents, beginning of period	658,482	126,308

Cash and cash equivalents, end of period	$13,571	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

HIGHLAND CELLULAR, LLC AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements
(Unaudited)
     The condensed consolidated balance sheet of Highland Cellular, LLC, and its wholly-owned subsidiary, Highland PCS, LLC, collectively referred to as the Company, as of September 30, 2006, the condensed consolidated statements of operations for the nine months ended September 30, 2006 and 2005 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2006 and 2005 are unaudited. The significant accounting policies of the Company are described in the notes to the Company’s annual financial statements. No significant changes have occurred in 2006, except as described below.
1. Subsequent Event
     On October 5, 2006, the Company was acquired by and became a wholly owned subsidiary of American Cellular Corporation for a purchase price of approximately $95 million.